Exhibit 10.5

Contractual Operation Agreement

Party A: Shaanxi Epang Palace Tourism Development Co., Ltd.
Party B: Shanxi Kai Da Lv You Gu Wen You Xian Gong Si

In Witness whereof, Party A and Party B shall, with reference to Party B’s contractual operation, hereby voluntarily signed and concluded this Agreement in accordance with the following terms and conditions:

1.	Purpose of the Contractual Operation:
In order to conquer influence of impersonal factors from the market to enhance deep development of the enterprise, as well as fully explore potential of Qin Epang Palace Human Tourism Resource and Qin Six-country Palace Hot Spring Holiday Village Resource which all invested by Party A, based on examination and evaluation of Party B’s talent advantage, abundant experience and operation ability of tourism project, Party A shall agree to Party B’s contractual operation via Party A’s agreement of board of director.

2.	Content of Contractual Operation:
I.
Party A totally transfers business management right of Qin Epang Palace and Six-country Holiday Village and Qin Epang Palace Theme Park (collectively the “Managed Assets”) to Party B, by way of contractual operation.

II.	Party B shall be responsible for establishing and improving business plan concerning current business situations of Party A, as well as for implementing the management plan for the Managed Assets.
III.	Party B shall be responsible for developing a brand strategy of Chinese ancient civilization tourism for the Managed Assets, and based on that plan to invest.
3.	Period of Contractual Operation: from 01/08/2005 (D/M/Y) to 31/07/2015 (D/M/Y), 10 years totally.
4.	Rights, responsibilities and obligations of Party B.
I.
During the period of contractual operation, Party B shall totally have business management right as well as right of assets utilization of Party A’s Managed Assets, and Party B shall make its own management decisions and take full responsibility for corresponding profits and losses.

II.	During the period of contractual operation, Party B shall be irresponsible for bearing previous credits and debts as well as losses of Party A.
III.	During the period of contractual operation, Party B shall be irresponsible for bearing previous legal dispute and lawsuit matters of Party A.
IV.
During the period of contractual operation, Party B shall not share Party A’s shareholders’ equities, nor disposal right of Managed Assets of Party A; and Party B shall not dispose of Party A’s Managed Assets without permission of Party A.

V.	During the period of contractual operation, Party B shall undertake credit and debts relating to its own contractual operation.
VI.
Party B shall totally take charge of accepting current officers and employees of Party A; and signing engagement contract separately, and Party B shall have right to deal with possible labor trouble and dispute as of the sign of this Agreement and employee new staff.

VII.	During the period of contractual operation, Party B shall have distribution right of 100% of earnings and 85% of profits.
VIII.	During the period of contractual operation, Party B shall bear and pay all operating costs and expenditures (excluding depreciation charge and interest of loan).
IX.	During the period of contractual operation, Party B shall carry out the following responsibilities and obligations:
a)	Training Party A’s officers and employees to improve their all-round quality.
b)	Quarterly delivering materials and business situation report to Party A, such as financial statements etc.

5.   Tangible assets, intangible assets and staffs invested and trained by Party B during the period of contractual operation shall be transferred to Party A after the contractual operation: at that time, the both parties shall separately sign Equity Transformation Agreement, and Party A shall assume above-mentioned assets and staffs by way of equity transformation, while Party B shall transfer above-mentioned assets and staffs to Party A by way of consideration of equity transformation.

6.	Rights, responsibilities and obligations of Party A.
I.	Party A shall have the ownership of its current assets as well as disposal right, whereas, during the period of contractual operation, Party A shall not dispose of its current assets.
II.	Party A shall totally undertake all matters involving credit, debts, law and personnel, labor trouble, welfare etc. prior to the sign of the Agreement.
III.	Party A shall bear and pay all operating costs and expenditures (including salaries, welfares and other expenditures concerning payment) prior to August 1st, 2005.
IV.	Within 10 working days as of the sign date of the Agreement, Party A shall transfer procedures relating files and materials of license for operation, stamp, asset, finance, document etc.
V.
During the period of contractual operation, Party A shall have supervision right of Party B’s operation and management; Party A shall have right to retain audit institution to audit situation of contractual operation by Party B, exclusive of interfering with the independent operation right of Party B and utilization right of Party A’s Managed Assets.

VI.	During the period of contractual operation, Party A shall share distribution right of 15% of profit produced by Party B concerning the contractual operation.
VII.
During the period of contractual operation, Party A shall be responsible in coordination with Bureau of Commerce and Industry, Tax Bureau etc. and exterior affairs; Party A shall be responsible and active in support and cooperation with Party B’s contractual operation.

7.  With regard to unrelated matters in this Agreement and dissidences in the course of implementation, the both parties shall negotiate to deal with them, or make supplement agreement or sign negotiation memorandum composing of Supplement of this Agreement, which are equal in legal effect with this Agreement.

8.  In the course of implementation of this Agreement, if any party goes against any terms of the Agreement, then the party shall be considered as delinquent party and shall undertake corresponding responsibilities, meanwhile, the other party shall put forward punishment, and sign Memorandum Of Breach Understanding after both parties’ negotiation, otherwise, both parties shall submit to Xi’an Arbitration Commission, and any party shall have right to lodge a legal proceeding against the delinquent party if the arbitration failed.

9.  This Agreement shall be in sextuple, one for each Party; and other four for superior of Party A, Bureau of Commerce and Industry, Tax Bureau and certificate lawyers’ office respectively for records; The six files are all equal in legal effect; and the Agreement shall come into effect as of the day and year when it is signed, stamped, and concluded by representatives of both parties.

Party A: Party A: Shaanxi Epang Palace Tourism Development Co., Ltd.
Legal representative:
Date: July 5th, 2005

Party B: Shaanxi Kaida Tourism Consultant Co., Ltd.
Legal representative:
Date: July 5th, 2005